Exhibit 2.8

                                                        Execution Copy Original

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into this _____ day of July, 1997 by and among Symons International Group, Inc., an Indiana corporation ("SIG"), and GS Capital Partners II, L.P., a Delaware limited partnership ("GSCP"), GS Capital Partners Offshore, L.P., a Cayman Island limited partnership ("Offshore"), Goldman, Sachs & Co. VerWaltung GmbH ("VerWaltung"), Stone Street Funds 1996, L.P., a Delaware limited partnership ("Stone Street", and Bridge Street Funds 1996, L.P., a Delaware limited partnership ("Bridge Street") (Offshore, VerWaltung, Stone Street and Bridge Street are collectively referred to as the "Affiliates").

                                   WITNESSETH:

         There are currently issued and outstanding 1,106,625 common shares ("Shares") of GGS Management Holdings, Inc., a Delaware corporation ("GGSM"); and

         WHEREAS, SIG owns 575,445 Shares; and

         WHEREAS, GSCP and the Affiliates own in the aggregate 531,180 Shares, which are owned as follows:


Company                                                                Shares

GS Capital Partners II, L.P.                                          333,277.8

GS Capital Partners Offshore, L.P.                                    132,491.7

Goldman Sachs & Co VerWaltung GmbH                                     12,292.6

Stone Street Funds 1996, L.P.                                          31,652.4

Bridge Street Funds 1996, L.P.                                         21,465.5


and;

         WHEREAS, SIG desires to purchase, and GSCP and the Affiliates desire to sell, the 531,180 Shares of GGSM currently owned in the aggregate by GSCP and Affiliates; and

         WHEREAS, the parties hereto have agreed that the aggregate purchase price for such Shares shall be Sixty-One Million Dollars ($61,000,000.00) (the "Purchase Price"); and

         WHEREAS, GSCP understands and agrees that SIG intends to finance the Purchase Price from the proceeds received by SIG from an issuance of notes (the "Note Financing"); and

         WHEREAS, the parties hereby agree that upon the completion of the purchase of such Shares, the parties hereto shall relinquish all rights to any and all prior agreements and understandings executed by the parties prior to the date hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, the parties hereto agree as follows:

                                    Section 1
                               Purchase of Shares

         1.1 GSCP and the Affiliates hereby agree to sell, and SIG hereby agrees to purchase, in the aggregate, Five Hundred Thirty-One Thousand, One Hundred Eighty (531,180) Shares of GGSM ("The Stock") for the aggregate purchase price of Sixty-One Million Dollars ($61,000,000.00).

         1.2 Subject to Section 6 hereof, the closing of the purchase contemplated herein (the "Closing") shall occur simultaneously with the closing of the Note Financing; provided, however, that, should the Note Financing not occur, SIG may, at its option, schedule the Closing at any time prior to September 30, 1997 upon ten (10) days' advance written notice.

                                    Section 2
                                     Closing

         2.1 At the Closing, SIG shall pay the Purchase Price to the account or accounts which shall be designated by GSCP at least ten (10) days prior to the Closing. GSCP and the Affiliates shall deliver The Stock at the Closing, duly endorsed by GSCP or an Affiliate, as appropriate, transferring The Stock to SIG, free and clear of all liens, encumbrances, pledges, voting agreements, contractual rights or other claims of any nature whatsoever with respect to The Stock.

                                    Section 3
                     Representations and Warranties of GSCP

         GSCP and the Affiliates, jointly and severally, represent and warrant to SIG as follows:

         3.1 GSCP and the Affiliates are duly organized, validly existing and in good standing under the applicable laws of their jurisdiction of formation. GSCP and the Affiliates have the requisite partnership or corporate power and authority, as appropriate, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by each of GSCP and the Affiliates of its obligations under this Agreement have been duly and validly authorized by all necessary partnership or corporate action, as appropriate, on the part of each of GSCP and the Affiliates. No other corporate, shareholder or partnership approval on the part of any of GSCP or the Affiliates is necessary for any of GSCP or the Affiliates to enter into this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of GSCP and the

Affiliates and constitutes its valid and binding obligations, enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and subject to the effect of general principles of equity.

         3.2 At the Closing, GSCP and the Affiliates will deliver The Stock free and clear of all liens, claims, demands and encumbrances whatsoever with respect to the stock.

         3.3 The execution and delivery of this Agreement by GSCP and the Affiliates will not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by GSCP and the Affiliates will not, (i) violate or conflict with any provision of the articles of incorporation, bylaws, partnership agreements or other organizing documents of GSCP or the Affiliates; or (ii) conflict with or result in the breach or termination of, or otherwise give any contracting party the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which any of GSCP and/or the Affiliates is a party or by which any of them or any of their assets may be bound or affected, except to the extent that any of the foregoing would not materially impact GSCP and its Affiliates' ability to perform their obligations hereunder. Further, GSCP and the Affiliates represent and warrant that the execution and delivery of this Agreement by GSCP and the Affiliates will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Shares or give to others (other than SIG) any interest or rights therein.

         3.4 GSCP and the Affiliates have not made any agreement or taken any other action which might cause any person or entity to become entitled to a broker's fee or commission as a result of the transactions contemplated in this Agreement.

         3.5 There are no actions, suits, investigations or proceedings of any nature pending or, to the knowledge of GSCP and the Affiliates, threatened, against GSCP or the Affiliates (x) affecting The Stock, or (y) that would be reasonably likely to impair GSCP and the Affiliates' ability to consummate the obligations hereunder, at law or in equity, by or before any court or governmental department, agency or instrumentality.

         3.6 GSCP and the Affiliates will deliver to SIG at the Closing good title to The Stock. GSCP and the Affiliates will transfer The Stock to SIG at the Closing free and clear of all claims, liens, demands and encumbrances whatsoever with respect to the Stock.

         3.7 GSCP and the Affiliates hereby agree that they will not, disclose or reveal to any individual (other than to officers, directors, and employees of GSCP and its affiliates), corporation, partnership, association, entity or business, any proprietary or confidential technology, trade secret, confidential information, data, processes, strategies, techniques, philosophies or software, other proprietary intellectual property or other proprietary or confidential information (collectively, "Confidential Information") used by SIG in any of its businesses and GSCP and the Affiliates hereby agree that the Confidential Information is the exclusive property of SIG and/or its subsidiaries.

         3.8 GSCP and the Affiliates have not, and hereby agree that, for three years from the date hereof, they will not, directly (for themselves or others), employ, offer employment to, or solicit the services of any current or future employee of SIG or any subsidiary of SIG while such individual is in the employ of SIG or any subsidiary of SIG.

                                    Section 4
                      Representations and Warranties of SIG

         SIG hereby represents and warrants to GSCP and the Affiliates as follows:

         4.1 SIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and SIG has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by SIG of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of SIG. No other corporate or shareholder proceedings on the part of SIG are necessary to approve this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SIG and constitutes SIG's valid and binding obligation, enforceable against SIG in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and subject to the effect of general principles of equity.

         4.2 The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by SIG will not, (i) violate or conflict with any provision of SIG's charter, articles of incorporation, bylaws or other governing documents; or (ii) conflict with or result in a breach or termination of, or otherwise give any contracting party the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which SIG or any of its affiliates is a party or by which any of them or their assets are bound, except to the extent that any of the foregoing would not materially impact SIG's ability to perform its obligations hereunder.

         4.3 The purchase by SIG of The Stock pursuant to this Agreement does not require any consent, approval or authorization of, any governmental or regulatory authority.

         4.4 SIG has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

         4.5 There are no actions, suits, proceedings or investigations of any nature pending, or to the knowledge of SIG, threatened, against SIG or any of its affiliates and no other events have occurred or are reasonably likely to occur, in each case which would be reasonably likely to materially impair SIG's ability to consummate the Note Offering or perform its obligations hereunder.

         4.6 Neither SIG, nor any of its affiliates, has attempted to contact, contacted, held discussions with, conducted negotiations with, or entered into any agreement or undertaking (whether oral or written) with, any party concerning the sale, transfer or other disposal, or potential sale, transfer or other disposal, of any of the shares of capital stock (whether by way of merger, consolidation or otherwise) of GGSM, GGS Management, Inc., Superior Insurance Company or Pafco General Insurance Company. Notwithstanding any other provision of this Agreement, SIG shall only be responsible for the accuracy of this representation up through and including the Closing.

                                    Section 5
                           Cancellation of Agreements

         5.1 The parties hereto agree that, if the Closing occurs, all Shareholder Agreements (as hereinafter defined) entered into between the parties hereto prior to the date hereof shall become null, void and of no effect as of the date of Closing. Such agreements include, but are not limited to, a Stock Purchase Agreement dated as of January 31, 1996 and the three amendments thereto, the Amended and Restated Stockholder Agreement dated as of November 8, 1996 including any and all amendments thereto, the Registration Rights Agreement dated as of April 30, 1996 and any and all letter agreements between the parties executed prior to the date hereof ("Shareholder Agreements").

                                    Section 6
                              Conditions To Closing

         6.1 The obligations of SIG to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by SIG at SIG's option):

      a. The representations and warranties of GSCP and the Affiliates contained in this Agreement shall be true and correct in all material respects on and as of the date of Closing with the same force and effect as if those representations and warranties had been made on, or as of, such date and SIG shall have received a certificate to such effect signed by an authorized officer, partner or other authorized signatory of GSCP and the Affiliates.

      b. GSCP and the Affiliates shall have performed in all material respects all of their covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and SIG shall have received a certificate to such effect signed by an authorized officer, partner or other authorized signatory of GSCP and/or the Affiliates.

      c. No order of any court or administrative agency shall be in effect with enjoins or prohibits the transactions contemplated hereby.

      d. GSCP and the Affiliates shall have delivered to SIG copies, certified by the duly qualified and acting Secretary, Assistant Secretary, partner or other authorized signatory of GSCP and/or the Affiliates, of resolutions adopted by the appropriate governing body of GSCP and the Affiliates approving this Agreement and the consummation of the transactions contemplated hereby.

      e.       SIG shall have completed the Note Financing.

      f. GSCP and the Affiliates shall execute such further instruments of conveyance and transfer as SIG may reasonably request to convey and transfer The Stock to SIG.

      g. GSCP and the Affiliates shall execute at Closing the mutual general release in the form attached hereto as Exhibit A and made a part hereof by reference.

         6.2 The obligations of GSCP and the Affiliates to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by GSCP at its option):

      a. The representations and warranties of SIG contained in this Agreement shall be true and correct in all material respects (except that the representation contained in Section 4.6 shall be true in all respects) on and as of the date of Closing with the same force and effect as those such representations and warranties had been made on, as of, and with reference to, such date, and GSCP and the Affiliates shall have received a certificate to such effect signed by an authorized officer of SIG.

      b. SIG shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied by them on or before the Closing, and GSCP and the Affiliates shall have received a certificate to such effect signed by an authorized officer of SIG.

      c. SIG shall execute at Closing the mutual general release in the form attached hereto as Exhibit A and made a part hereof by reference (the "Release").

                                    Section 7
                                 Indemnification

7.1 a. The parties hereto hereby each agree to indemnify, defend and hold harmless the other from and against any loss, liability, claim, action, obligation, damage, deficiency, judgment, costs and expenses (including reasonable attorneys' fees and expenses incurred in the investigating, preparing or defending any litigation or proceeding commenced or threatened)("Damage") arising out of or resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of such party as shall be contained in this Agreement

    b. Following the Closing, SIG shall indemnify and hold harmless GSCP and the Affiliates and each of the officers, directors, employees, representatives and agents of GSCP and the Affiliates, including the present directors (each as "Indemnified Director") of GGSM and its subsidiaries designated by GSCP and/or the Affiliates (each of the foregoing, including the Indemnified Directors, an "Indemnified Party"), against all Damages suffered by an Indemnified Party arising out of, relating to, or resulting from, any claim, action, suit, proceeding or investigation arising out of, relating to, or resulting from, the fact that such Indemnified Party or any of its affiliates, or any entity of or for which he or she is a director, officer, employee, representative agent, was a shareholder or director of GGSM and/or any of its subsidiaries. Without limiting SIG's and its subsidiaries' obligations pursuant to the prior sentence, SIG agrees that it will cause GGSM to maintain in effect for a period of three years following the Closing all rights to indemnification and all limitations of liability existing as of the date hereof in favor of the Indemnified Directors in GGSM's and its direct or indirect subsidiaries' Certificates of Incorporation and Bylaws. SIG shall use its best efforts to cause the Indemnified Directors to be covered for a period of three years after the Closing by the directors' and officers' insurance policy currently maintained by GGSM (provided that SIG may permit GGSM to substitute therefor policies of at lease the same coverage and amount containing terms and conditions which are not less advantageous to the Indemnified Directors than the terms and conditions of such existing policy) with respect to acts or omissions which are or were committed by the Indemnified Directors in their capacity as directors of GGSM.

         7.2 Notwithstanding anything contained herein, no action or claim for Damage resulting from any breach of the representations and warranties contained herein shall be brought or made after December 31, 1998.

         7.3 Any indemnification payment made pursuant to this Agreement shall be increased by any federal, state, local or foreign tax liability actually incurred, or expected with reasonable certainty to be incurred.

         7.4 In addition to the rights otherwise granted by this Section 7, GSCP and the Affiliates, on the one hand, and SIG, on the other hand, agree that the Damage caused by the breach by it of any of the provisions hereof will be difficult to determine and monetary damages may not afford the other party a full and adequate remedy for such breach, and therefore, each of the parties agrees that the other party shall be entitled to an immediate injunction and restraining order (without the necessity of a bond) to prevent any breach or any threatened or continued breach by such party without the other party having to prove Damages, in addition to any other remedies to which the other party may be entitled at law or in equity.

                                    Section 8
                                   Termination

         8.1 This Agreement may be terminated or extended at any time by mutual written consent of the parties hereto prior to September 30, 1997.

         8.2 Unless earlier terminated in accordance with Section 8.1, this Agreement will terminate on September 30, 1997 if the Closing has not yet occurred.

         8.3 In the event of  termination  of this Agreement as provided in this
Section 8, this Agreement shall forthwith terminate and there shall be no liability on the part of any party or any party's officers or directors, expect for liabilities arising from a breach of this Agreement prior to such termination.

                                    Section 9
                          Post-Closing Price Adjustment

         9.1 In the event that, within one (1) year following the Closing, SIG or any of its affiliates shall, in any transaction or series of related transactions, directly or indirectly, sell, transfer or otherwise dispose of (each a "Sale") GGSM, GGS Management, Inc. ("GGS") or Pafco General Insurance Company ("Pafco") and Superior Insurance Company ("Superior"), or shall enter into any agreement for the Sale of GGSM, GGS or Pafco and Superior (whether any such Sale or contemplated Sale is by means of a merger, consolidation, or sale of all or substantially all of the assets or shares of capital stock of GGSM, GGS or Pafco and Superior, or otherwise), that, upon the consummation of any such Sale, SIG shall pay to GSCP an amount of cash equal to (such amount, the "Price Adjustment Amount") (a) 48% of the total value of the highest amount of consideration received or to be received by SIG or any of its affiliates in connection with such Sale, less (b)(i) $61,000,000 plus (ii), if the Note Financing is consummated, the Daily Interest Amount (as defined below) multiplied by the number of days that elapse from the Closing through the date upon which SIG or any of its affiliates enters into any agreement for any Sale subject to this Section 9.1. "Daily Interest Amount" shall equal (x) $61,000,000, multiplied by (y) (a) the annual interest payable by SIG in respect of the notes issued pursuant to the Note Financing (or in respect of any notes issued in exchange for such notes) divided by, (b) 365.

         9.2 Notwithstanding the provisions of Section 9.1 hereof, if the Price Adjustment Amount
                                       -8-
is negative, SIG shall not be required to make any payment to GSCP pursuant to this Section 9.

         9.3 Notwithstanding any other provision of this Agreement, in no event shall SIG be required to pay to GSCP pursuant to this Section 9 an amount in excess of $5,000,000.

                                   Section 10
                                  Miscellaneous

         10.1 Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. None of the parties hereto will take or permit to be taken (by any entity that they control) any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue. In addition, SIG shall use commercially reasonable efforts to cause the Note Financing to be consummated prior to September 30, 1997.

         10.2 Whether or not the Closing occurs, subject to Section 7, except as otherwise stated or hereinafter agreed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. It is specifically agreed that, subject to Section 7, SIG shall not be responsible for the legal, accounting or other professional fees incurred by GSCP relating to this Agreement, its execution or the Closing.

         10.3 At Closing, GSCP will deliver written resignations of Sanjay H. Patel and Michael A. Pruzan (or any designated successor thereto) from the Board of Directors of GGSM, GGS Management, Inc., Superior Insurance Company, Superior American Insurance Company, Superior Guaranty Insurance Company, Standard Plan, Inc. and Pafco General Insurance Company.

         10.4 The content and timing of any press release or other public announcement proposed to be made concerning the transactions contemplated by this Agreement must be consented to in advance by each party, which consents shall not be unreasonably withheld or delayed. Except in connection with any press release or other public announcement made pursuant to the prior sentence, SIG shall not, and shall not permit any of its affiliates to, issue any press release or make any other public statement which makes any reference to GSCP, its affiliates, or "Goldman Sachs," without the prior consent of GSCP

         10.5 Subject to Section 7.2 hereof, the representations, warranties, covenants and agreements of the purchasers and sellers contained in this Agreement shall survive the Closing and shall not merge in the performance of any obligation by any party hereto.

         10.6 This Agreement may not be amended or modified without the prior written consent of all parties.

         10.7 Failure to insist upon strict compliance with any of the terms or conditions to this

Agreement at any one time shall not be deemed a waiver of such term or condition at any other time, nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

         10.8 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws. Each of the parties hereto irrevocably and unconditional consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the County of New York (and if such courts do not have appropriate jurisdiction, the court of the State of New York), for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement or the Release and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditional waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the United States of America located in the County of New York (and if such courts do not have appropriate jurisdiction, the courts of the State of New York), and hereby further irrevocably and unconditional waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

         10.9 Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when:

    a.       mailed by United States Certified Mail, Return Receipt Requested;

    b.       mailed by overnight express mail;

    c. sent by facsimile or telecopy machine, followed by confirmation mailed by First Class Mail or overnight express mail; or

    d. delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notice as set forth in this Section.

    If to:   Symons International Group, Inc.:

             David L. Bates, Esq.
             Vice President, General Counsel and Secretary
             4720 Kingsway Drive
             Indianapolis, Indiana  46205
             Telephone317 259-6384
             Facsimile317 259-6395

                           If to:   GSCP

                           Michael A. Pruzan
                           Goldman Sachs & Co.
                           85 Broad Street
                           New York, New York  10004
                           Telephone212 902-9123
                           Facsimile212 357-0926

                           Copy to:

                           Gail Weinstein, Esq.
                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Telephone212 859-8000
                           Facsimile212 859-8585

         10.10 If any provision of this Agreement shall be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by this terms.

         10.11 This Agreement may not be assigned or delegated by any party without the prior written consent of all other parties.

         10.12 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         10.13 Each party agrees to execute and deliver all such documents and agreements and to take all further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

         10.14 Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

         10.15 The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

         10.16 This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein and supersedes any and all prior understandings or agreements, oral or written, with respect to such matters.

         10.17 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their lawyers and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

         10.18 This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one in the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

         10.19 This Agreement is for the sole benefit of the parties hereto and shall be construed to grant legal or equitable rights only to the parties hereto.

         10.20 The preambles contained herein above are incorporated herein by reference as though repeated verbatim.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                   SYMONS INTERNATIONAL GROUP, INC.



                                   By:___________________________________
                                         Name:
                                         Title:


                                   GS CAPITAL PARTNERS II, L.P.
                                   By:      GS Advisors, L.P.
                                            Its general partner
                                   By:      GS Advisors, Inc.
                                            Its general partner


                                   By:____________________________________
                                         Name:
                                         Title:

Stock Purchase Agreement cont. . . . . .

                                   GS CAPITAL PARTNERS OFFSHORE, L.P.
                                   By:      GS Advisors II (Cayman), L.P.
                                            Its general partner
                                   By:      GS Advisors II, Inc.
                                            Its general partner


                                   By:____________________________________
                                         Name:
                                         Title:


                                   GOLDMAN SACHS & CO. VerWaltung GmbH


                                   By:____________________________________
                                         Name:
                                         Title:

                          and

                                   By:____________________________________
                                         Name:
                                         Title:


                                   STONE STREET FUNDS 1996, L.P.
                                   By:      Stone Street Empire, Corp.,
                                            Its general partner


                                   By:____________________________________
                                         Name:
                                         Title:

                                   BRIDGE STREET FUNDS 1996, L.P.
                                   By:      Stone Street Empire, Corp.,
                                            Its general partner


                                   By:____________________________________
                                         Name:
                                         Title:

                             Execution Copy Original

                             MUTUAL GENERAL RELEASE

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Goran Capital Inc. and SIG, jointly and severally, on the one hand, and GSCP and the Affiliates, jointly and severally, on the other hand, for themselves and their respective successors and assigns, hereby fully release and discharge each other and all entities and persons related to or affiliated with them, from all liabilities, contingent or otherwise, which Goran Capital Inc., SIG, its direct and indirect subsidiaries, or GSCP and the Affiliates, or any related or affiliated entities, have against the other party with respect to any and all claims, demands, liabilities or costs or other expenses or liabilities incurred pursuant to the Shareholder Agreements, including any and all other expenses or liabilities of a non-recurring nature incurred pursuant to the Shareholder Agreements.

         None of the terms or provisions of this Mutual General release may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto. This Mutual General Release shall be binding upon the undersigned and their respective parties hereto. This Mutual General Release shall be governed by and shall be construed and interpreted in accordance with, the internal laws of the State of New York, without reference to principles of conflict of laws.

         All defined terms used herein shall have the same meaning as is ascribed in the Stock Purchase Agreement to which this Mutual General Release is an Exhibit.

         IN WITNESS WHEREOF, the undersigned have executed this Mutual General Release effective this _____ day of _______________, 1997.


                                       SYMONS INTERNATIONAL GROUP, INC.



                                       By:___________________________________
                                             Name:
                                             Title:


                                       GORAN CAPITAL INC.


                                       By:___________________________________
                                             Name:
                                             Title:

Mutual General Release cont. . . . . .



                                       GS CAPITAL PARTNERS II, L.P.
                                       By:      GS Advisors, L.P.
                                                Its general partner
                                       By:      GS Advisors, Inc.
                                                Its general partner


                                       By:____________________________________
                                              Name:
                                              Title:





                                       GS CAPITAL PARTNERS OFFSHORE, L.P.
                                       By:      GS Advisors II (Cayman), L.P.
                                                Its general partner
                                       By:      GS Advisors II, Inc.
                                                Its general partner


                                       By:____________________________________
                                              Name:
                                              Title:

Mutual General Release cont. . . . . .



                                       GOLDMAN SACHS & CO. VerWaltung GmbH


                                       By:____________________________________
                                               Name:
                                               Title:

                                       and

                                       By:____________________________________
                                               Name:
                                               Title:


                                       STONE STREET FUNDS 1996, L.P.
                                       By:      Stone Street Empire, Corp.,
                                                Its general partner


                                       By:____________________________________
                                               Name:
                                               Title:

                                       BRIDGE STREET FUNDS 1996, L.P.
                                       By:      Stone Street Empire, Corp.,
                                                Its general partner


                                       By:____________________________________
                                               Name:
                                               Title: